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                                                                   Exhibit 10.10














                     EXECUTIVE SUPPLEMENTAL MEDICAL EXPENSE
                                  PLAN SUMMARY















                                                                      JULY, 2000





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                   EXECUTIVE SUPPLEMENTAL MEDICAL EXPENSE PLAN
                   -------------------------------------------

ELIGIBILITY
-----------

If you are an executive of Revlon, Inc. or any of its participating companies and your annual base salary is at least $100,000, you are eligible to participate in the Plan if approved by the Plan's Committee.

Annual base salary means your annual rate of pay, exclusive of bonus, incentive pay or any other special remuneration.

WHO IS COVERED
--------------

Coverage under the Plan is provided for you and those of your eligible dependents who are covered under the Revlon Medical and/or Dental Plans. Additionally, the Executive Supplemental Medical Expense Plan will also cover any other family member who you have reported as a dependent on your most recent Federal Income Tax return and who still qualifies for dependency status in the present year, as defined by the Internal Revenue Code. Such dependents may include, but are not limited to, the dependent parents of you or your spouse.

WHEN COVERAGE STARTS
--------------------

You will become entitled to Plan benefits on the date the Committee approves your participation and may continue as a participant for as long as you meet the qualifications described above, or the Plan is terminated, if earlier.

COST
----

Your Executive Supplemental Medical Expense Plan benefits are fully paid for by the Company. At the present time, these benefits are considered to be non-taxable by the Internal Revenue Service. Should there be any change in this position, you will be advised accordingly.












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HOW THE PLAN WORKS
------------------

The Executive Supplemental Medical Expense Plan is intended to provide reimbursement for certain medical and/or dental expenses, as described below, which are either not covered at all or only partially covered under the Health Care Program or any other group plan (including Medicare) in which you and/or your eligible dependents may participate.

Benefit Entitlement
-------------------

The Plan will pay benefits equal to 100% of all covered expenses incurred during any calendar year - up to an annual family maximum benefit of five percent (5%) of your base annual earnings. Each January 1st an allowance equal to 5% of your annual base salary as of that date is established. Should your salary change during the course of the year, your allowance would be adjusted, on a pro-rata basis, to reflect your then current rate of pay.

For example, on January 1st your salary was $200,000. On August 1st, you receive an increase to $225,000 per year. You allowance for this year would be determined as follows:

As of January 1st:
------------------

$200,000 (Annual Base Salary)
x      5%
---------
$  10,000 (Annual Plan Allowance)

Adjustment for August 1st Salary Increase
-----------------------------------------

$225,000 (New Annual Base Salary)
-200,000 (Previous Annual Base Salary)
--------
$ 25,000
x      5%
---------
$   1,250 (Additional Annual Plan Allowance)
x    5/12 (Adjustment to reflect 5 month period)
----------
$     521 (Pro-rated Additional Plan Allowance)

Total Annual Plan Allowance
---------------------------

$10,000 + 521 or $10,521

Note: If your Plan participation is less than a full year your maximum benefit allowance will be pro-rated.






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Covered Expenses
----------------

Generally, those medical and/or dental expenses considered deductible for income tax purposes under the applicable section of the Internal Revenue Code are eligible for reimbursement, to the extent not otherwise reimbursed by any other group insurance plan. A listing of most of these expenses is contained in The Revlon Health Care Program Summary Plan Description (SPD). In addition to the expenses covered under The Revlon Health Care Program, eligible expenses under the Supplemental Medical Expense Plan include, but are not limited to, the following:

         Routine physical exams
         Routine pediatric services
         Eye examination and eyeglasses
         Hearing examinations and hearing aids
         Acupuncture
         Pre-Existing Conditions


Exclusions
----------

The Plan excludes coverage for any of the following:

         Cosmetic Surgery, that is not considered deductible on your federal income tax return.

         Charges incurred by a person while not a covered family member.

         Charges that you or your dependents are not required to pay.

         Charges for expenses incurred while serving in the armed forces of any government.

         Charges for care, treatment, services or supplies that are not necessary, reasonable or recommended and approved by a physician.

         Charges for custodial care (i.e., care, including services, supplies, room and board and other institutional services which is provided to an individual primarily to assist he or she in the activities of daily living).

         Charges for which coverage is provided under any other group plan, to the extent reimbursable under such other plan.










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PROCEDURE TO CLAIM BENEFITS
---------------------------

To apply for Plan benefits you must:

o complete the employee's section of the standard Medical Claim form or Dental Claim form. These forms may be obtained from your Human Resources Representative.

o have your physician, dentist or hospital complete the appropriate section of the claim form, or attach a fully itemized bill to the form, (as described in the Revlon Health Care Program SPD).

o mail the completed form and all required supporting documentation to the Plan Administrator.

o should you and/or any of your dependents be entitled to benefits under another non-Revlon group plan, Executive Supplemental Medical Plan benefits will be coordinated with those of the other plan, as described in The Revlon Health Care Program SPD. In such cases, you will need to file your claims as follows:

         - if the other plan's coverage is primary, you must file a claim with that plan before applying for benefits through the Health Care Program and/or Executive Supplemental Medical Plan. In these instances, in addition to the other documentation noted above, you must also attach a copy of the explanation of benefits sheet issued by the other plan's carrier to your claim.

         - should the other plan's coverage be secondary, then your claim should be submitted to the Revlon plan first. Once Revlon has issued its payment determination under our basic plan, a claim for any remaining balance should be filed with the secondary carrier. If any unpaid balance still remains, you will need to submit another claim so that it can be processed under the Executive Supplemental Medical Plan (again, a copy of the other plan's explanation of benefits sheet should be attached).

Note: prescription copayments must be filed separately with a medical claim form.

PAYMENT OF BENEFITS
-------------------

With the exception of certain claims involving coordination of benefits, as described in the preceding section, your claims will be processed concurrently under the Health Care Program and Executive Supplemental Medical Expense Plan. You will receive an explanation of benefits sheet which describes the disposition of claims, if applicable. Benefits under the Executive Supplemental Medical Expense Plan are paid to you unless arrangements have otherwise been made.






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TERMINATION OF COVERAGE
-----------------------

Your coverage under the Executive Supplemental Medical Expense Plan will stop on the date:

o        your employment terminates for any reason,
o you cease to qualify as an eligible employee, or
o        the Plan is terminated.

Your dependents' coverage will stop when your coverage ceases, or when they no longer qualify as eligible dependents - whichever occurs first.

In the event of your death, your eligible dependents will be entitled to the first six months of Continuation of Coverage at no cost to them.

CONTINUATION OF COVERAGE
------------------------

You or your dependents may continue Executive Supplemental Medical Expense Plan coverage following the date it would otherwise end. To do so, you or your dependents will be required to pay the full cost of coverage, as prescribed by applicable statute. Additionally, in order to qualify for continue benefits under the Plan, continue coverage must also be elected under The Revlon Health Care Program.

Plan coverage for you and your dependents may be contained for up to 18 months, should you cease to be eligible for any of the reasons stated in the preceding section. Additionally, your dependents may elect to continue coverage for up to 36 months in the event of your death, divorce or loss of status as an eligible dependent. A complete description of your continuation rights is contained in The Revlon Health Care Program SPD.

PLAN DOCUMENTS
--------------

This Summary described only the highlights of the Executive Supplemental Medical Expense Plan and does not attempt to cover all of the Plan's details. These are contained in the master contract between Revlon, Inc. and Health Benefits carrier which legally governs the Plan and is controlling in the event of a conflict between this Summary and the operation of this Program.

PLAN CONTINUANCE
----------------

The Company expects and intends to continue the Executive Supplemental Medical Expense Plan indefinitely, but reserves the right to end or amend it at any time.








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